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Consent of Independent Registered Public Accounting Firm

The Board of Directors of Jaguar Mining Inc.

We consent to the use of our audit report dated May 13, 2014, on the financial statements of Jaguar Mining Inc., which comprise the consolidated statements of financial position as at December 31, 2013 and December 31, 2012, the consolidated statements of operations and comprehensive loss, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Professional Accountants, Licensed Public Accountants

July 30, 2014

Toronto, Canada

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(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.